Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Nos. 333-183669 and 333-183669-01

April 15, 2014

BioMed Realty, L.P.

$400,000,000 2.625% Senior Notes due 2019

fully and unconditionally guaranteed by

BioMed Realty Trust, Inc.

Issuer:	BioMed Realty, L.P.
Guarantor:	BioMed Realty Trust, Inc.
Ratings: (Moody’s / S&P)*	Baa3 / BBB
Security Type:	Senior Unsecured Notes
Principal Amount:	$400,000,000
Pricing Date:	April 15, 2014
Settlement Date:	April 23, 2014 (T+5)
Maturity Date:	May 1, 2019
Interest Payment Dates:	May 1 and November 1, beginning November 1, 2014
Benchmark Treasury:	1.625% due March 31, 2019
Benchmark Price / Yield:	100-03+ / 1.602%
Spread to Benchmark Treasury:	+115 bps
Yield to Maturity:	2.752%
Coupon:	2.625%
Public Offering Price:	99.408%
Redemption Provisions:	At any time before the date that is 30 days prior to the maturity date at the Adjusted Treasury Rate plus 20 bps. If the notes are redeemed on or after the date that is 30 days prior to the maturity date, the redemption price will be 100% of the principal amount of the notes being redeemed.
CUSIP / ISIN:	09064A AH4 / US09064AAH41
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
KeyBanc Capital Markets Inc.
U.S. Bancorp Investments, Inc.
Co-Managers:	Barclays Capital Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Raymond James & Associates, Inc.
UBS Securities LLC
Mitsubishi UFJ Securities (USA), Inc.
SMBC Nikko Securities America, Inc.
Regions Securities LLC
TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Deutsche Bank Securities Inc. toll-free at 1-800-503-4611 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.